EXHIBIT 4.3
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                              STOCK PURCHASE OPTION
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         This  certifies  that  Gary S.  Krall,  who  currently  resides  at 204
Sheffield Court, Southlake, TX 760192 is entitled to purchase, on or before the exercise date (as defined below), Twenty-five Thousand (25,000) shares of the Common Stock of Advanced EnviroTech Systems, Inc., a Texas Corporation and such shares will be fully paid and non-assessable upon the payment of the option price of Seventy-five Center ($0.75) per share. The shares will be issued by the Corporation upon presentation of this Option, payment of the full purchase price, and purchaser's compliance with the following terms and conditions.

                              TERMS AND CONDITIONS

1.       The "Exercise  Date" shall be the earlier of i) that date which is five
(5) years from the date of execution hereof or ii) that date which is five days prior to the effective date of any initial public offering which the Corporation may file with the Securities and Exchange Commission.

2. This Option is non-transferable and may be exercised solely by the person named above.

3. The Option shall be fully protected from dilution regarding any forward or reverse stock splits authorized and put into effect by the Corporation prior to the Exercise Date hereof. Any change in the structure of this Corporation or in its outstanding stock that affects the rights and participation to which the purchaser would be entitled as of this date upon exercise of this Option, shall result in the proportionate adjustment of the shares that may be purchased hereunder.

         IN WITNESS WHEREOF, the Corporation has caused this Option to be executed by its duly authorized officer effective the 15th day of January, 1997.

         ADVANCED ENVIROTECH SYSTEMS, INC.

                                                   BY:     /S/ MATTHEW FLEEGER
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                                                   ITS:   PRESIDENT/CEO
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